Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH 23,300,000

SHARES OF COMMON STOCK

OF

WELLS REAL ESTATE INVESTMENT TRUST, INC.

AT

$8.00 PER SHARE

MADISON INVESTMENT TRUST SERIES 79

(the “Purchaser”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON APRIL 13, 2007, UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby seeks to acquire 23,300,000 Shares of common stock (the “Shares”) in Wells Real Estate Investment Trust, Inc. (the “Corporation”). The Purchaser is not affiliated with the Corporation or its management. The Purchaser hereby offers to purchase 23,300,000 Shares at a purchase price equal to $8.00 per Share, less the amount of any dividends declared or made with respect to the Shares on or between February 27, 2007 and April 13, 2007, or such other date to which this offer may be extended (the “Expiration Date”), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”). As noted above, the Offer price would be subject to reduction for dividends made or declared prior to the Expiration Date. Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Shareholders to the Purchaser. Purchaser is entitled to all proceeds that are paid on or after February 27, 2007 from or as a result of any claim, litigation, class or derivative action brought by or for the benefit of the shareholders with respect to the transferred Shares, regardless of when the claims asserted and such action accrued.

Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after the Offer Date.

The Corporation had 109,000 holders of record owning an aggregate of 465,856,546 shares as of December 31, 2006, according to its Preliminary Proxy Statement on Schedule 14A filed February 14, 2007. The Purchaser does not own any of the outstanding Shares. The 23,300,000 Shares subject to the Offer constitute 5.002% of the outstanding Shares. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of up to $186,400,000 in aggregate purchase price, which the Purchaser intends to fund out of its current working capital and binding capital commitments from its members. Each of the members has more than sufficient capital to fund its capital commitments.

Holders of Shares (“Shareholders”) are urged to consider the following factors:

•

Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Corporation from property operations or dispositions or the potential to sell the Shares on a national securities exchange or NASDAQ if the Shares are eventually listed thereon, and the purchase price per Share payable to a tendering Shareholder by the Purchaser may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Corporation or from the sale of such Shares on a national securities exchange or NASDAQ, if the Shares are so listed in the future. The Corporation has announced the planned internalization of its advisor, which may lead to its listing on a national securities exchange or NASDAQ, where the Shares may trade above or below the Offer Price. There can be no assurance that the Corporation will ever be so listed. The Corporation’s existing Articles require it to begin an orderly liquidation of assets if it has not listed the Shares by January 30, 2008, however, the Corporation has stated that it “could seek to amend the provisions in our existing Articles which require us to List or liquidate by January 30, 2008.” (See Preliminary Proxy Statement on Schedule 14A filed February 14, 2007).

•

The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $8.00 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives. There is no public market for the Shares, and neither the Shareholders nor the

Purchaser has any accurate means for determining the actual present value of the Shares. Although there can be no certainty as to the actual present value of the Shares, the Corporation has estimated that the Corporation could have an estimated net asset value of approximately $8.93 per Share. (See Preliminary Proxy Statement on Schedule 14A filed February 14, 2007). There can be no assurance as to the timing or amount of any future Corporation dividends, and there cannot be any assurance that the Corporation’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•

The Depositary, Madison Liquidity Investors, LLC, is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser’s funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the Units prior to the Expiration Date and acceptance by the Purchaser for payment. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•

The Offer allows Shareholders the option to sell ‘All or None’ of their Shares, thereby allowing Shareholders the option to avoid proration if more than 23,300,000 Shares are tendered. See Section 2—Acceptance for Payment and Payment for Shares; Proration and Section 4—Withdrawal Rights; Automatic Withdrawal Option. The Purchasers may accept only a portion of the Shares tendered by a Shareholder if a total of more than 23,300,000 Shares are tendered and the Shareholder does not select the ‘All or None’ option.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 23,300,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 23,300,000 SHARES FROM TENDERING SHAREHOLDERS (WHO DO NOT ELECT THE ‘ALL OR NONE’ OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the expiration date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

February 27, 2007

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on yellow paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to Madison Liquidity Investors, LLC (the “Depositary”), an affiliate of certain of the Purchaser, at the address or facsimile number set forth below.

Madison Liquidity Investors, LLC

6310 Lamar Ave, Suite 120

Overland Park, KS 66202

Telephone: (800) 896-8913

Facsimile: (913) 982-5039

www.madisonliquidity.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchaser at (800) 896-8913.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission”) relating to its business, financial condition and other matters. Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 23,300,000 Units for $8.00 per Share in cash. The following are some of the questions that you, as a Shareholder of the Corporation, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Shares is being made by Madison Investment Trust Series 79. The Purchaser is affiliated with Madison Liquidity Investors, LLC, the Depositary, a specialty financial services firm providing holders of illiquid financial assets with liquidity opportunities. Both entities are managed or advised by Madison Capital Management, LLC, a principal that acquires and manages illiquid investments for its affiliates. None of these entities is affiliated with the Corporation or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 23,300,000 Shares of common stock, which are the “Shares” issued to investors in the Corporation.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $8.00 per Share, net to you in cash, less the amount of any dividends declared or made with respect to the Shares between February 27, 2007 and the date the Offer expires. The Offer price would be reduced by the amount of dividends made or declared prior to the Expiration Date. Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Shareholders to the Purchaser. If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser’s capital commitment will be approximately $186,400,000. The Purchaser currently has sufficient funded capital and/or binding capital commitments from its members to fund all of its commitments under this Offer, and each of its members has more than sufficient assets to fund their commitments.

IS THE FINANCIAL CONDITION OF THE BIDDER RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchaser has more than adequate resources and no intention to take control of the Corporation, other information concerning the Purchaser’s financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 11:59 p.m., Eastern Time, on April 13, 2007, to decide whether to tender your Shares in the Offer.

WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASERS?

The Purchaser desires to purchase up to 23,300,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 23,300,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 23,300,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 23,300,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Letter of Transmittal. If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4. Withdrawal Rights.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire. You can check our website at www.madisonliquidity.com to see if it has been extended.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of Shares tendered, the availability of financing, or the success of the offer. However, we may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Corporation or its business (which does not include the proposed internalization of the Corporation’s advisor; the passage or failure of such proposal is not a condition to this Offer). Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE SHARES I TENDER?

Upon the Expiration of the Offer and our acceptance of the Shares you tender, we will pay you upon the confirmation from the Corporation that the Shares will be transferred to the Purchaser.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed Letter of Transmittal (printed on yellow paper), to the Depositary at: Madison Liquidity Investors, LLC 6310 Lamar Ave, Suite 120, Overland Park, KS 66202 (Telephone: (800) 896-8913; Facsimile Transmission: (913) 982-5039), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by April 27, 2007, you can withdraw them at any time after such time until we do accept your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

WHAT DOES THE CORPORATION THINK OF THE OFFER?

The Purchaser has not sought the approval or disapproval of the Corporation. The Corporation may be expected to respond with the Corporation’s position on the offer in the next two weeks.

WILL THE CORPORATION CONTINUE AS A PUBLIC COMPANY?

The Corporation reported 109,000 holders of its outstanding Shares as of the date of its most recent annual report. If the total number of Shareholders is below 300, the Corporation can elect to discontinue its status as a public reporting company. Accordingly, it is theoretically possible, although exceedingly unlikely, that the Offer could result in the total number of Shareholders falling below the 300 holder level. A change in the Corporation’s status as a public company could reduce the information available to Shareholders about the Corporation in the event the information provided to Shareholders by the Corporation is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission. Further, such potential deregistration would result in the loss of the other protections afforded by registration.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

The Purchaser does not anticipate that Shares held by non-tendering Shareholders will be affected by the completion of the offer.

WHAT ARE THE PURCHASERS’ FUTURE INTENTIONS CONCERNING THE CORPORATION?

The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets. Although the Purchaser does not have any present intention to take any action with respect to management or control of the Corporation, the Purchaser reserves the right, at an appropriate time, to exercise its rights as shareholders to vote on matters subject to a shareholder vote.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Shares do not have a readily ascertainable market value, and neither the Shareholders nor the Purchaser has any accurate means for determining the actual present value of the Shares. According to the Corporation, “As our stock is currently not listed on a national exchange, there is no significant public trading market for our stock. Consequently, there is the risk that a stockholder may not be able to sell our stock at a time or price acceptable to the stockholder” (Preliminary Proxy Statement on Schedule 14A filed February 14, 2007). The Purchaser’s review of independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum (formerly The Partnership Spectrum), reported sales of Units on secondary markets at $7.00-$8.37 during the 4th Quarter 2005 to 3rd Quarter 2006 and sales of Units on secondary markets at $7.50-$8.55 per Unit from January to November 2006, respectively. The American Partnership Board, another independent, third-party source, reported sales of Units at $7.71-$8.38 per Unit in 2006. Further, the Shares trade occasionally on the “Pink Sheets,” where the annual low and high price was $4.00 and $10.25, respectively. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchaser does not know whether the foregoing information is accurate or complete. The Purchaser is unaware of any other recent trading prices. The Corporation previously had a share redemption program in place that redeemed Shares at $8.38 per Share, but that program has been suspended by the Corporation until at least March 2007 (see Preliminary Proxy Statement on Schedule 14A filed February 14, 2007). Although there can be no certainty as to the actual present value of the Shares, the Corporation has estimated that the Corporation could have an estimated net asset value of approximately $8.93 per Share. It should be noted that the Purchaser has not made an independent appraisal of the Shares or the Corporation’s properties, and is not qualified to appraise real estate. Furthermore, there can be no assurance that the Corporation’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by Shareholders for the may not vary substantially from this estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Madison Liquidity Investors, LLC, toll-free, at (800) 896-8913.

To the Shareholders of WELLS REAL ESTATE INVESTMENT TRUST, INC.:

INTRODUCTION

The Purchaser hereby offers to purchase 23,300,000 Shares at a purchase price of $8.00 per Share (“Offer Price”), less the amount of any dividends declared or paid with respect to the Shares between February 27, 2007, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchaser is unaware of any dividends declared or paid since February 27, 2007. Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares. The Purchaser will pay all such costs and all charges and expenses of the Depositary, an affiliate of the Purchaser, as depositary in connection with the Offer.

For further information concerning the Purchaser, see Section 11 below and Schedule I. Neither the Purchaser nor the Depositary is affiliated with the Corporation or the Corporation’s management. The address of the Corporation’s principal executive offices is 6200 The Corners Parkway, Norcross, Georgia 30092, and its phone number is (770) 449-7800

Shareholders are urged to consider the following factors:

•

The Offer will provide Shareholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Shareholders may have a more immediate need to use the cash now tied up in an investment in the Shares and may wish to sell them to the Purchaser.

•

Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Corporation from property dispositions or operations from future development, if any, and the purchase price per Share payable to a tendering Shareholder by the Purchaser may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Corporation.

•

The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $8.00 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchaser’s objectives. There is no public market for the Shares, and neither the Shareholders nor the Purchaser has any accurate means for determining the actual present value of the Shares. Although there can be no certainty as to the actual present value of the Shares, the Corporation has estimated that the Corporation could have an estimated net asset value of approximately $8.93 per Share. Furthermore, although the Corporation has announced that it is attempting to internalize its advisor, there can be no assurance as to listing of the Corporations stock on a national securities exchange or quoted on the NASDAQ Stock Market, Inc. The Corporation’s existing Articles require it to begin an orderly liquidation of assets if it has not listed the Shares by January 30, 2008, however, the Corporation has stated that it “could seek to amend the provisions in our existing Articles which require us to List or liquidate by January 30, 2008.” (See Preliminary Proxy Statement on Schedule 14A filed February 14, 2007). There can be no assurance as to the timing or amount of any future Corporation dividends, and there can be no assurance that the Corporation’s estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•

The Depositary, Madison Liquidity Investors, LLC, is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser’s funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the Units prior to the Expiration Date and acceptance by the Purchaser for payment. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•

The Offer allows Shareholders the option to sell ‘All or None’ of their Shares, thereby allowing Shareholders the option to avoid proration if more than 23,300,000 Shares are tendered. See Section 2—Acceptance for Payment and Payment for Shares; Proration and Section 4—Withdrawal Rights; Automatic Withdrawal Option. The Purchaser may accept only a portion of the Shares tendered by a Shareholder if a total of more than 23,300,000 Shares are tendered and the Shareholder does not select the ‘All or None’ option.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $8.00 per Share, less the amount of any dividends declared or made with respect to the Shares between February 27, 2007 and the Expiration Date. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Corporation; (ii) the estimated value of the Corporation’s real estate assets; and (iii) the costs to the Purchaser associated with acquiring the Shares.

The Corporation made the following statements in its Preliminary Proxy Statement on Schedule 14A filed February 14, 2007: “As our stock is currently not listed on a national exchange, there is no significant public trading market for our stock. Consequently, there is the risk that a stockholder may not be able to sell our stock at a time or price acceptable to the stockholder.” The lack of any public market for the sale of Shares means that Shareholders have limited alternatives if they seek to sell their Shares. As a result of such limited alternatives for Shareholders, the Purchaser may not need to offer as high a price for the Shares as it would otherwise. On the other hand, the Purchaser takes a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchaser themselves will have limited liquidity for the Shares upon consummation of the purchase. The Purchaser’s review of independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum (formerly The Partnership Spectrum), reported sales of Units on secondary markets at $7.00-$8.37 during the 4th Quarter 2005 to 3rd Quarter 2006 and sales of Units on secondary markets at $7.50-$8.55 per Unit from January through November 2006, respectively. The American Partnership Board, another independent, third-party source, reported sales of Units at $7.71-$8.38 per Unit in 2006. Further, the Shares trade occasionally on the “Pink Sheets,” where the annual low and high price was $4.00 and $10.25, respectively. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchaser does not know whether the foregoing information is accurate or complete. The Purchaser is unaware of any other recent trading prices. The Corporation previously had a share redemption program in place that redeemed Shares at $8.38 per Share, but that program has been suspended by the Corporation until at least March 2007 (see Preliminary Proxy Statement on Schedule 14A filed February 14, 2007).

The Purchaser is offering to purchase Shares which are an illiquid investment and is not offering to purchase the Corporation’s underlying assets. The Corporation has proposed to internalize its advisor, which may be in preparation to list its securities on a national securities exchange or the NASDAQ, but there can be no assurance as to when this will happen, if ever (the Corporation’s existing Articles require it to begin an orderly liquidation of assets if it has not listed the Shares by January 30, 2008, however, the Corporation has stated that it “could seek to amend the provisions in our existing Articles which require us to List or liquidate by January 30, 2008.”) Accordingly, the underlying asset value of the Corporation is only one factor used by the Purchaser in arriving at the Offer Price. However, in the absence of trading price information, the Corporation’s estimate of the net asset value of the Corporation may be relevant to Shareholders’ review of the Offer Price. See Preliminary Proxy Statement on Schedule 14A filed February 14, 2007. The Corporation estimated that the Shares are worth approximately $8.93, based upon the estimated net asset value per share resulting from a valuation recently performed on its properties as of September 30, 2006, subject to the adjustments described in the Preliminary Proxy (the “Estimated Net Asset Value”).

The Offer Price represents the price at which the Purchaser is willing to purchase Shares. The Purchaser arrived at the $8.00 Offer Price by applying a liquidity discount to the Estimated Net Asset Value of the Corporation’s assets. The Purchaser applies such a discount with the intention of making a profit by holding on to the Shares until the Corporation is liquidated, sold, or listed on a national securities exchange or NASDAQ, at a per-share price that is hopefully at close to the full Estimated Net Asset Value. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 23,300,000 Shares pursuant to this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports filed by the Corporation with the Securities and Exchange Commission.

Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase up to 23,300,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 23,300,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 23,300,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 23,300,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Letter of Transmittal. If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4. Withdrawal Rights.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.

TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term “Expiration Date” shall mean 11:59 p.m., Eastern Time, on April 13, 2007, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

The Offer is conditioned on satisfaction of certain conditions. See Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares upon confirmation from the Corporation that the Shares will be transferred to the Purchaser, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration.

The Purchaser does not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorney fees and costs. However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for Shares; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation from the Corporation that the Shares will be transferred to the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

The Purchaser desires to purchase up to 23,300,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 23,300,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 23,300,000 Shares are so tendered and not withdrawn, we will accept for payment and pay for 23,300,000 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

Shareholders may indicate, by checking a box on the Letter of Transmittal (the ‘All or None’ Box), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. See Section 4—Withdrawal Rights. If more than 23,300,000 Shares have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Shares that do not have the All or None Box checked.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on yellow paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder.

In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Eastern Time, on April 13, 2007, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder’s correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding. Each tendering Shareholder must insert in the Letter of Transmittal the Shareholder’s taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchaser as such Shareholder’s proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Shareholder also assigns to the Purchaser all of the Shareholder’s rights to receive dividends from the Corporation with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after April 27, 2007.

For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Automatic Withdrawal Option. Shareholders may indicate, by checking a box on the Letter of Transmittal (the ‘All or None Box’), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If at any time during the day of the Expiration Date more than 23,300,000 Shares have been properly tendered, unless the Purchaser amends the Offer to increase the number of Shares to be purchased, the Purchaser will deem all Shares from Shareholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur. Shareholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Letter of Transmittal with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date. Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. The Purchaser will not provide a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date). However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until it receives confirmation from the Corporation that the Shares will be transferred to the Purchaser.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss. A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold. If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments.

The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s Shares and the resulting tax consequences of a sale.

A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Limitations on Resales. The Purchaser does not believe the provisions of the Corporation’s Articles of Incorporation should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Shares and none is expected to develop. Therefore, the Purchaser does not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.

Voting Power of Purchaser. If the Purchaser acquires a significant number of the Shares sought hereunder could give the Purchaser a controlling voting interest in matters subject to a shareholder vote. The Corporation holds annual meetings to elect directors and conduct other business. Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation, such as the sale of the properties and dissolution of the Corporation. A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such. Shares are transferred by the Corporation to the Purchaser. The Purchaser reserves the right to exercise any and all rights it might hold in the event that any vote is called by the Corporation, or if, in the future, changes in circumstances would dictate that it or other shareholders exercise their right to vote. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), it may be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Other Potential Effects. The Shares are registered under the Exchange Act, which requires, among other things that the Corporation furnish certain information to its Shareholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of, and solicitation of consents from, Shareholders. Registration and reporting requirements could be terminated by the Corporation if the number of record holders falls below 300, or below 500 if the Corporation’s total assets are below $10 million for three consecutive preceding fiscal years. The Corporation reported a total of 109,000 shareholders as of its most recent fiscal year end, but the Purchaser is offering to purchase up to 23,300,000 Shares. Accordingly, it is possible, but highly unlikely, that the Offer could result in the total number of Shareholders falling below the foregoing 300 holder level. As disclosed by the Corporation in its public reports, however, there has never been a public trading market for the Shares, so the Corporation’s status as a public company will not affect a trading market in the Shares. A change in the Corporation’s status as a public company could reduce the information available to Shareholders about the Corporation if the information required to be provided to Shareholders by the Corporation’s Articles and Bylaws is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.

Section 8. Future Plans. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 23,300,000 Shares. If the Purchaser acquires fewer than 23,300,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Corporation’s circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the

Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in purchasing 23,300,000 Shares in this Offer, may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take any action in connection with the liquidation of the Corporation. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as shareholder to vote on matters subject to a shareholder vote, including, but not limited to, any vote to affecting the sale of the Corporation’s properties and the liquidation and dissolution of the Corporation. Except as expressly set forth herein, the Purchaser has no present intention to seek control of the Corporation, to cause the Corporation to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any Corporation, to make any change in the dividend policies, indebtedness or capitalization of any Corporation or to change the structure, management or operations of the Corporation, the listing status of the Shares or the reporting requirements of the Corporation.

Section 9. The Business of the Corporation. For information about the Corporation, please refer to the annual report prepared by the Corporation which was sent to you earlier, particularly Item 2 of Form 10-K, the Quarterly Reports on Form 10-Q, the Preliminary Proxy on Schedule 14A filed February 14, 2007, the video presentation available at www.wellsreit.com and on the Form 8-K filed February 14, 2007, and any other materials sent to you by the Corporation. These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

Section 10. Conflicts of Interest. The Depositary is affiliated with the Purchaser. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. The Depositary’s role is administrative only, however, and any conflict of interest should not be deemed material to Shareholders.

Section 11. Certain Information Concerning the Purchaser. The Purchaser is Madison Investment Trust Series 79 For information concerning the Purchaser and its respective principals, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities, particularly real estate-based securities. The principal business address of each of the Purchaser is 6310 Lamar Ave, Suite 120, Overland Park, KS 66202.

The Purchaser has binding commitments from its members to contribute sufficient amounts of capital necessary to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is not a public company and has not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles. Madison Liquidity Investors, LLC, the Depositary and an affiliate of the Purchaser, is a specialty financial services firm providing holders of illiquid financial assets with liquidity opportunities. The Purchaser has aggregate assets and binding capital commitments that are more than sufficient to fund it collective obligation to purchase Shares in this Offer, and each of its members has more than sufficient capital to fund its capital commitments.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12. Source of Funds. The Purchaser expects that approximately $186,400,000 would be required to purchase 23,300,000 Shares, if tendered, and an additional $400,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its existing capital, assets, and binding capital commitments from its members. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Corporation, in the reasonable judgment of the Purchaser;

(b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, which, in the reasonable judgment of the Purchaser, is or will be materially adverse to the Corporation, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or will have a material adverse effect on the value of the Shares; provided, however, that the proposed internalization of the Corporation’s advisor as substantially set forth in the Preliminary Proxy on Schedule 14A filed February 14, 2007 is not such a material change or development and the passage or failure of such proposal is not a condition to this Offer;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares (other than pursuant to the terms of the Preliminary Proxy on Schedule 14A filed February 14, 2007).

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if we waive a certain condition for one tendering Shareholder, we will waive that condition for all Shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation’s business, or that certain parts of the Corporation’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses. The Purchaser has retained Madison Liquidity Investors, LLC, an affiliate of the Purchaser, to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

February 27, 2007

Madison Investment Trust Series 79

SCHEDULE I

THE PURCHASER AND ITS RESPECTIVE PRINCIPALS AND CONTROL PERSONS

The Purchaser is Madison Investment Trust Series 79, a trust organized under the laws of Delaware. The Depositary is Madison Liquidity Investors, LLC, a limited liability company organized under the laws of Delaware and an affiliate of the Purchaser. Both entities are managed or advised by Madison Capital Management, LLC, a limited liability company organized under the laws of Nevada. The names of the directors and executive officers of Madison Capital Management, LLC are set forth below.

Madison Liquidity Investors, LLC

The principal business address of Madison Liquidity Investors, LLC, the Depositary, is 6310 Lamar Ave, Suite 120, Overland Park, KS 66202, and the business telephone number for each is (800) 896-8913.

Madison Capital Management, LLC

The names of the directors and executive officers of Madison Capital Management, LLC are set forth below. Each individual is a citizen of the United States of America. The principal business address of Madison Capital Management, LLC is 6143 South Willow Drive, Suite 200, Greenwood Village, CO 80111.

Bryan E. Gordon – Chairman and Managing Director and Investment Committee Member. Mr. Gordon has 23 years of experience in investment management, investment banking and management consulting, emphasizing the areas of asset-based corporate finance and real estate. Prior to co-founding Madison in 1996, he specialized in equity and debt financings, mergers and acquisitions, roll-up and formation transactions, and restructurings of limited partnerships, REIT’s, corporations and joint ventures. In June 1987, Mr. Gordon joined the Investing Banking Division of Smith Barney, Harris Upham as an Associate and was later promoted to Vice President. In February 1991, Mr. Gordon joined the Investment Banking Division of Bear, Stearns & Co., Inc. (New York) where he served as a Vice President until August 1993. In September 1993, Mr. Gordon returned to Smith Barney, Inc. (New York) where he served as a Director until February 1995. Mr. Gordon earned an MBA from Columbia University’s Graduate School of Business and a BSE, cum laude, from the Wharton School of the University of Pennsylvania.

Barbara A. O’Hare – Chief Operating Officer and Managing Director. Prior to joining Madison in September 2000, Ms. O’Hare’s 15-year background in business management emphasized the areas of total quality assurance, international business expansion, sales and marketing management, new product and channel development, global branding, information technology and corporate strategy. Ms. O’Hare’s experience includes two years as a Vice President at MessageMedia, an online communications company, leading the firm’s domestic and international marketing/advertising strategies, product alliance development, public relations and investor relations strategies; two years as National Director of Marketing for Tokheim/MSI Corporation, an ISO 9000 registered manufacturer within the oil and gas industry, building technology partnerships, responsibility for domestic software marketing and channel sales programs, as well as a member of the firm’s total quality management team; two years as a Director of Marketing at Grant Thornton LLP, the fifth largest international tax, audit and management consulting firm, managing the firm’s new business development programs and industry focus initiatives (e.g., manufacturing and distribution) and, seven years at Safeguard Business Systems, Inc., a manufacturer of accounting software and business forms, as Western Region General Manager. Ms. O’Hare earned a BS in Communication from Southern Oregon University and an MBA from Columbus University.

Ward T. Dietrich – Executive Vice President, Investment Committee Member. Mr. Dietrich’s primary responsibilities include analyzing new business opportunities, structuring and marketing new investment funds and joint ventures, and researching the alternative investment industry. Mr. Dietrich is also an Investment Committee Member responsible for evaluating prospective acquisition and disposition activities and providing guidance to investment analysts. Since joining Madison in 1997, Mr. Dietrich’s responsibilities have included managing the firm’s investments, identifying acquisition and disposition targets, developing and maintaining investment performance metrics, managing investor reporting and legal/tax/regulatory project management. Prior to joining Madison, Mr. Dietrich was the Marketing Manager for Euromoney PLC’s financial training programs. Mr. Dietrich earned an MBA from New York University, Stern School of Business, in finance and marketing and a BPS from Pratt Institute.

John Gordon, CPA – Executive Vice President of Madison. Mr. Gordon, a CPA, is responsible for a number of corporate duties including quality assurance and special projects, critical vendor selection and management and other strategic initiatives. Mr. Gordon joined Madison in March 1999 and through May 2006 was responsible for the day-to-day activities of Madison’s accounting, finance and human resource departments. Mr. Gordon’s 20-year background includes service as Chief Financial Officer for seven public income-oriented limited partnerships managed by Capital Associates. In addition, Mr. Gordon was the Corporate Controller for Capital Associates International, an equipment leasing company. Prior to working at Capital Associates, Mr. Gordon’s experience included four years as the Corporate Controller of Encore Media Corporation, five years with KPMG and four years as the Controller of Westcliffe Publishers. Mr. Gordon has extensive experience dealing with accounting, finance, human resources and information technology issues, including participation in and/or overall responsibility for three major computer conversions. Mr. Gordon earned a BS in Business Administration with an emphasis in accounting from Metropolitan State College, Colorado and attended MBA courses at the University of Colorado at Denver.

Kjerstin Hatch – Senior Vice President, Portfolio Manager. Ms. Hatch’s primary responsibilities include managing Madison’s investment portfolio and team of portfolio analysts/researchers. Ms. Hatch has ten years of experience in the detailed analysis of non-liquid securities, including: distressed and defaulted securities, limited partnerships and municipal bonds and real estate. Ms. Hatch has been with Madison for more than seven years. Prior to joining Madison, Ms. Hatch was the portfolio manager for nine private investment funds with MacKenzie Patterson, Inc., also specializing in the non-liquid securities market. Ms. Hatch earned a BA in the Political Economy of Industrialized Societies from the University of California at Berkeley.

Rick Grove – Vice President, Chief Compliance Officer. Mr. Grove joined Madison as Vice President and Chief Compliance Officer in May 2005. Mr. Grove’s primary responsibility includes the administration of Madison’s compliance policies and procedures, code of ethics and overall compliance program. Mr. Grove has thirteen years of experience in the financial industry of which eleven years have been focused on compliance. Prior to joining Madison, Mr. Grove was an Assistant Vice President and Director of Compliance at Janus Capital Group. Mr. Grove earned a bachelor’s degree in Accounting from the University of Wyoming.